Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, Prepares RADDOG™ 2LE’s Launch as Its Introduction on FOX Entertainment’s ‘Stars on Mars’ Approaches

Detroit, Michigan, June 5, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary Robotic Assistance Devices, Inc. (RAD) have announced that complete details, features and specification of RADDOG 2LE will be announced the day after the quadruped robot premieres on the all-new TV series “Stars on Mars,” which will debut on FOX on Monday, June 5 (8:00-9:00 PM ET/PT).

RAD’s RADDOG 2LE will be formally introduced on Tuesday June 6th, with demonstrations available for law enforcement agencies. The RADDOG quadruped robots used in the show are similar to RADDOG 2LE units, which are specially designed for law enforcement. The “Stars on Mars” RADDOGs perform the duties of the mission’s security robots, as well as being companions to the crew members.

“Once we saw RADDOG, we wanted it as member of the crew,” said Charles Wachter, Stars on Mars executive producer and showrunner. “Lost in Space had their robot, Star Wars had their R2D2, and similarly, RADDOG was a big part of our cast. It performed both a functional role in the series—as sentry security for the crew, with remote viewing, and also as a companion. It has a ton of personality, but even more capabilities.”

“We are so excited to see the missions and antics of RADDOG on Stars on Mars,” said Steve Reinharz, CEO of AITX and RAD. “RADDOG is the first robotic dog to participate in this type of television programming. Millions of households will get an up-close glimpse of what RADDOG can do.”

“Stars on Mars” is an out-of-this-world new unscripted series, premiering on FOX, where 12 fearless celebrities will colonize, compete and conquer “Mars” until there is one victorious space invader, who will claim the title of “the brightest star in the galaxy.” The stars and RADDOG will receive interstellar assignments from legendary actor and Star Trek icon William Shatner, who serves as Mission Control.

RADDOG 2LE is scheduled to begin shipping in August. Complete specifics of its capabilities, features and other details including pricing and options will be made available on June 6th at www.radsecurity.com and www.raddog.ai.

Reinharz further added that the Company sent a total of 5 RADDOGs along with a Canadian-based robotics technician to support the production crew in Coober Pedy, Australia. Reports from the outback have been extremely positive, with RADDOG participating in many amazing missions and challenges. “We sincerely thank Eureka Productions and FOX for this incredible opportunity to help launch RADDOG,” Reinharz concluded.

As previously indicated by the Company, no placement, publicity or other fees have been paid to the production company, studio, network, or cast for RADDOG’s “Stars on Mars” appearance. The production company reached out to Eclipse Worldwide, RAD’s marketing agency months earlier of their interest in having RADDOG participate in the show.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide a cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous costs savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060
@SteveReinharz